Exhibit 99.1

Porter Keadle Moore, LLP

Memorandum

To:	Tracy Keegan

From:	Sal Inserra

Cc:	[Click here and type name]

Date:	June 16, 2008

Re :	Cursory Evaluation of goodwill

Background

As you are aware, SFAS 142 requires an annual evaluation of goodwill or more often if there is a potential indication of potential impairment. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. As of March 31, 2008, the Company recorded goodwill totaled $61.9mm.

Testing for impairment is a two-step process. The first step is to determine the fair value of the reporting unit. If the fair value of the reporting unit is less than its carrying amount (i.e., its net assets), then step two is required. Step two is a process whereby it is assumed the reporting unit is being acquired as of the goodwill testing date in a purchase business combination. This process also assumes the reporting unit’s fair value is a surrogate for the reporting unit’s purchase price. Goodwill, if any, emerging from this process is called the implied fair value of goodwill. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, that difference is the amount of the impairment loss to be recognized in current period income.

Potential Issues Effecting the Recorded Goodwill

Valuations methods historically applied to financial institutions have been significantly impacted I the last twelve months as the level of problem assets and bank failures has increased dramatically as compared to the previous ten years. As a result, the price earnings multiples, which is the primary model used to value a stock, has undergone significant decreases during this period. Additionally, the valuation multiple place on book value is also down; however, this valuation method is not as reliable as the earnings multiple calculation. This decrease in the valuations applied combined with decreasing earnings warrants a review of the goodwill for potential impairment.

Measuring for Potential Impairment

The first step in measuring for potential impairment is the determination of the operating unit as defined in SFAS 131.

A component is an element of an operating segment and represents a reporting unit if:

•	The component constitutes a business

Tracy Keegan

June 16, 2008

•	The component has discrete financial information available and

•	Segment management regularly reviews the operating results of that component.

The goodwill subject to evaluation is recorded on the books of the Southeast and Southwest regional units. Based on the definitions above, it appears these units would qualify as operating units. The next consideration is to determine if the financial results of these operating units should be aggregated.

Two or more components of an operating segment must be aggregated and deemed a single reporting unit if the components have similar economic characteristics. Although the entities serve different geographic areas, the services and products offered are very similar and the backbone to provide the services are identical. As such, it appears the geographic reporting units should be viewed as a single operating unit for purposes of this evaluation.

Assessing Goodwill for Potential Impairment

With the adoption of SFAS 157, the quoted market prices in active markets remains the best evidence of fair value and should be used as the basis for the measurement, if available. However, the market price of an individual equity security may not be representative of the fair value of the reporting unit as a whole. An acquiring entity often is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less that a controlling interest. That control premium may cause the fair value of a reporting unit to exceed its market capitalization. The quoted market price of an individual equity security, therefore, need not be the sole measurement basis of the fair value of a reporting unit.

We noted the trading price of BOFL was $9.85 as of June 16, 2008 translating to a market capitalization of $126mm. The book value of the consolidated entity was $200.5mm. On its face, this would indicate there was no implied goodwill inherent in the organization. However, consideration should be given to a number of factors. In order to give credence to this stock price, it needs to be subject to an efficient market. Given the low level of trading with daily volume of 28k shares, representing less than .2% of shares outstanding, the current pricing may not be reflective of the true fair value of the entity.

When quoted market prices are not available or an in the case of BOFL, the level of trading is too low to rely upon, the estimate of fair value should be based on the best information available, including prices for similar assets and liabilities and the results of using other valuation techniques. A present value technique is often the best available technique with which to estimate the fair value of a group of net assets. If a present value technique is used to measure fair value, estimates of future cash flows used in that technique should be consistent with the objective of measuring fair value. Those cash flow estimates should incorporate assumptions that market place participants would use in their estimates of fair value.

In estimating the fair value of a reporting unit, a valuation technique based on multiples of earnings or revenue or a similar performance measure may be used if that technique is consistent with the objective of measuring fair value. Use of multiples of earnings or revenue in

Tracy Keegan

June 16, 2008

determining the fair value of a reporting unit may be appropriate, for example, when the fair value of an entity that has comparable operations and economic characteristics is observable and the relevant multiples of the comparable entity are known. Silverton Bank accumulates the price earnings ratios of public companies as well as multiples paid on announced deals. We obtained the March 2008 report representing the most current pricing data available.

Additionally, in order to estimate the fair value of the entity based on it projected cashflows, we obtained the approved XX year plan submitted to the Board on XXX, XX, 2008. This plan covered the period from January 2008 through December 2010. Additionally, we assumed growth in net income of 6.5% over an additional seven years. In total, the estimated fair value was based on a present value of the entity over a 10 year period. This is a rough estimate of value and not intended to be a formal valuation of the company. We compared the budgeted performance to the actual performance to date and altered the projections accordingly for the know results. The sum of the total cashflows was present valued at a rate of 12% representing an investors rate of return. As a result, our analysis yielded a value of $xxxmm generating implied goodwill of $xxmm (hopefully this is a positive number).

Conclusion A

Based on the analysis above, there appears to be sufficient implied goodwill and as such no impairment is noted.

Conclusion B

Based on the cursory analysis above, it appears it is possible goodwill the recorded goodwill may be impaired. The above analysis did not consider the individual fair values of the assets and liabilities as such information is not readily available. Given the magnitude of the recorded intangible assets, it is advisable to obtain a formal valuation on the entities fair value.